SECOND SUPPLEMENT DATED APRIL 14, 2000 TO THE

                 CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM DATED

                                FEBRUARY 25, 2000

                   FLORIDA LITHOTRIPTERS LIMITED PARTNERSHIP I

                  Lithotripters, Inc., a North Carolina corporation ("Litho"), by this Second Supplement hereby amends and supplements its Confidential Private Placement Memorandum dated February 25, 2000, as amended and supplemented (the "Memorandum"). Capitalized terms used herein are defined in the Glossary appearing in the Memorandum. Persons who have subscribed for or are considering an investment in the Units offered by the Memorandum should carefully review this Second Supplement.

Extension of the Offering

                  Pursuant to the authority given to Litho in the Memorandum, it hereby elects to extend the offering termination date to May 2, 2000 (or earlier in the discretion of Litho, upon the sale of all Units as provided in the Memorandum).